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EXHIBIT 99.1


                                                      FOR IMMEDIATE RELEASE

Contact:

         David Bosserman                              Dianne Rabbitt
         Best Software, Inc.                          Baron, McDonald & Wells
         703-709-5200, ext. 3286                      770-492-0373
         e-mail: david_bosserman@bestsoftware.com     e-mail: drabbitt@bmwpr.com


     BEST SOFTWARE, INC. ANNOUNCES SHARE REPURCHASE PROGRAM FOR STOCK PLANS


RESTON, Va (December 1, 1997) -- Best Software, Inc. (Nasdaq: BEST), a leading provider of asset, human resource and payroll management software for middle market businesses, today announced that its Board of Directors has approved the repurchase of up to an aggregate of 200,000 shares of its common stock to fund the requirements of its stock plans. "We believe, that based on current market prices, our stock is undervalued and that it is in the best interest of our shareholders for us to acquire shares in the open market for our stock plan needs rather than incur dilution", said Tim Davenport, President and CEO. The Company may, from time to time, acquire shares in open market transactions at prevailing market prices or in negotiated transactions off the market. None of the proceeds of the Company's recently completed initial public offering will be used to repurchase shares under this program.

ABOUT BEST SOFTWARE
Best Software, Inc., with offices in Reston, Va., St. Petersburg, Fla., and Ontario, Canada, is a leading provider of asset, human resource and payroll management software solutions for middle market businesses. Its cost-effective solutions complement core accounting systems and are scaleable, supporting Microsoft operating systems including Windows 95 and Windows NT.

For more information, contact Best Software, Inc. at 11413 Isaac Newton Square, Reston, VA 22090, call 800/368-2405, or visit http://www.bestsoftware.com.


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